Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the prospectus constituting a part of this Registration Statement on Form F-1, as it may be amended, of our Independent Auditor’s Report dated May 21, 2021 relating to the audited financial statements of Snow Lake Resources Ltd. for the years ended June 30, 2020 and 2019. We also consent to the reference to us under the caption “Experts” in the prospectus.

May 28, 2021

“De Visser Gray LLP”

CHARTERED PROFESSIONAL ACCOUNTANTS